UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2005

DYNTEK, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-11568	95-4228470
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

19700 Fairchild Road, Suite 350, Irvine, California 92612
(Address of principal executive offices)

(949) 955-0078
(Registrant’s telephone number, including area code)

18881 Von Karman Avenue, Suite 250, Irvine, California 92612
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On June 27, 2005, the Board of Directors of the Company revised the amount of compensation that the Company will pay to its directors, effective July 1, 2005.  The Board eliminated all compensation for employee directors.  Under the revised compensation structure, non-employee directors will receive an annual retainer of $5,000, representing a decrease of $20,000 per director.  Previously, all directors were entitled to receive an annual retainer of $25,000.  In addition, each non-employee director will receive $1,500 for each meeting attended in person, up to five meetings, and $500 for each meeting attended telephonically.  Previously, members of the Board did not receive separate meeting fees.  The Chairman of the Audit Committee will receive an additional $5,000, a decrease of $45,000 from prior compensation, and the Chairman of the Compensation Committee will receive an additional $2,500, a decrease of $22,500.  All members of the Audit Committee and Compensation Committee will receive a $2,000 annual cash retainer for committee service.  Each non-employee director will also receive on July 1, 2005, an option grant to purchase 100,000 shares of the Company’s common stock, which will vest on the first anniversary of the grant date.  Previously, the Company granted annual options to purchase 10,000 shares of the Company’s common stock.  The modifications represent an annual savings to the Company of approximately $150,000 in cash fees, assuming three non-employee directors.  The Board of Directors believes that the new director compensation structure is commensurate with other public companies of similar size and better aligns director and shareholder interests.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At a duly convened meeting of the Board of Directors of the Company on June 27, 2005, the Company elected J. Michael Gullard as an independent director to fill a vacancy on the Company’s Board of Directors.  Mr. Gullard’s election to the Board of Directors was previously considered by the Board of Directors of the Company in May 2005 and Mr. Gullard agreed to the appointment on June 6, 2005, pending final confirmation by the Board.  Mr. Gullard will serve as a member of the Audit Committee and Compensation Committee of the Company.  Mr. Gullard was nominated by SACC Partners LP, which nomination was subject to approval of the Board of Directors of the Company, under an agreement between the Company and SACC Partners LP entered into in connection with the Company’s private placement of securities in February 2005.

Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies since 1984.  From 1992 to 2004, he served as Chairman of NetSolve, Incorporated, a publicly-held corporation that provides IT infrastructure management services on an outsourced basis.  From 1996 to 2004, Mr. Gullard also served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a publicly-held corporation that specializes in change management software tools.  Previously, Mr. Gullard held a variety of senior financial and operational management positions at Intel Corporation from 1972 to 1979.  Mr. Gullard holds a B.A. degree in Economics from Stanford University, and an M.B.A. from Stanford’s Graduate School of Business.

A copy of the Company’s press release previously announcing Mr. Gullard’s appointment is furnished herewith as Exhibit 99.1.

Item 9.01		Financial Statements and Exhibits.

	(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99.1	Press release issued by DynTek, Inc. on June 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNTEK, INC.

Date: June 28, 2005	By:	/s/ Robert Webber
Robert Webber
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press released issued by DynTek, Inc. on June 6, 2005.